Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting & Retainer Agreement ("Agreement") is made effective as of March 30, 2020 (“Effective Date”), by and between a business entity known as Assure Immune L.L.C. (“Assure”) with a mailing address of 1011 Sunnybrook, Suite 900, Miami, Florida, 33140 and a business entity known as Organicell Regenerative Medicine, Inc. with a mailing address of 4045 Sheridan Ave, Suite 239, Miami, Florida, 33140 ("Client").

WHEREAS, Assure became a wholly owned subsidiary of AX Biotech, LLC, a Florida based biotechnology companies. AX Biotech, LLC in September of 2015 and relocated it from Boca Raton, Florida to Miami, Florida;

WHEREAS, after its acquisition by AX Biotech, Assure’s business is focused on the distribution of the industry’s highest quality cells and tissues to enable the development of life saving drugs and therapies to commercial/pharmaceutics and academic investigators;

WHEREAS, Assure provides extensive services in submitting IRB and IND applications for clients and in developing Quality Assurance & Quality Control program for clients to establish top quality laboratory operations in order to maintain quality assurance and compliance with all regulatory requirements of FDA, FACT, CLIA, AABB and all other relevant governing organizations (“Regulatory Agencies”);

WHEREAS, Ms. Khan and Ms. Xu are the co-owners of AX Biotech LLC, and the sole principal executives of Assure;

WHEREAS, Organicell is a publicly traded Client committed to the research, development and the manufacturing of new biologic medicines, with a focus on current and potential regenerative therapeutics;

WHEREAS, Organicell’s mission is to transform regenerative medicine by continuing to combine perinatal derived biologics and Exosome technology with other synergistic therapies and become the healthcare technology incubator for biologic medicine; and

WHEREAS, Assure’s expertise in regulatory compliance associated with biotechnology products can assist Organicell in maximizing the efficacy of its mission;

NOW THEREFORE in consideration of the foregoing and of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assure and Organicell, intending to be legally bound hereby, agree as follows:

I.       Services. Assure agrees to provide the following services ("Services") to the Client:

A)        Advising and assisting in assuring that Organicell is in compliance with regulations of the Regulatory Agencies and other requirements governing the Client’s research & development (new products, IND applications and clinical trials) and ongoing laboratory and processing operations;

B)        Assist and facilitate Organicell’s ongoing efforts with respect to Organicell’s already approved IRB’s, and identified pending additional IRB’s for IND’s to be submitted for other identified indications being performed by selected investigators named in the relevant studies and/or medical partners (i.e. Hospital for Special Surgery & Mayo Clinic), including the assistance in clinical monitoring of patients;

C)        Advise and Assist in developing, preparing and submitting patent applications for certain qualifying products, trademarks, and/or protocols;

D)       Continue to provide all other required services to Organicell in connection with its objectives to apply for, perform and complete clinical trials for the purpose of obtaining FDA approval for its current and future products and indications, and/or to maintain compliance with the all applicable Regulatory Agencies in connection with its current operations, including research and development, manufacturing, clinical monitoring and/or Quality Assurance and Control.

II. Term. The Services shall commence upon the execution of this Agreement. This Agreement has a term of 3 years, with an initial term of one (1) year and automatic annual renewals for two (2) additional annual periods, unless written notice is provided by either party 45 days prior to the applicable termination date.

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III. Payment. In consideration for the Services provided, Assure is to be paid the amounts of cash and common stock compensation as provided in Exhibit A:

IV. Expenses. Assure shall bear their own legal, accounting and other fees and expenses incurred in connection with the Agreement, whether or not it is executed.

V. Return of Records. Upon termination of this Agreement, Assure shall deliver all records, notes, and data of any nature that are in Assure’s possession or under Assure's control and that are of the Client's property or relate to Client's business.

VI. Disputes. If any dispute arises under this Agreement, Assure and the Client shall negotiate in good faith to settle such dispute. If the parties cannot resolve such dispute themselves, then either party may submit the dispute to mediation by a mediator approved by both parties. If the parties cannot agree with any mediator or if either party does not wish to abide by any decision of the mediator, they shall submit the dispute to arbitration by any mutually acceptable arbitrator, or the American Arbitration Association (AAA). The costs of the arbitration proceeding shall be borne according to the decision of the arbitrator, who may apportion costs equally or in accordance with any finding of fault or lack of good faith of either party. If either party does not wish to abide by any decision of the arbitrator, they shall submit the dispute to litigation.

If the dispute is submitted to litigation, each Party agrees that it shall bring any legal action or proceeding to enforce or interpret the terms and conditions of this Agreement or to collect any monies under it, exclusively in the courts of the State of Florida, Miami-Dade county (the "Chosen Courts"). EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR RELATING OR INCIDENTAL HERETO.

Notwithstanding the agreement to arbitrate disputes, any alleged breach of this Agreement may be remedied by an injunction issued by a court of proper jurisdiction. Such remedy shall not be in place of any other remedy available to the Client or Assure. In the event an injunction is issued in favor of the Client or Assure, Client or Assure will reimburse Assure or Client respectively for all legal fees and costs incurred relating to the injunction.

VII. Liability Insurance. Assure agrees to bear all responsibility for the actions related to themselves and their employees or personnel under this Agreement. In addition, Assure agrees to obtain comprehensive liability insurance coverage in case of bodily injury, personal injury, property damage, contractual liability, and cross-liability. In addition, Assure shall be required to have liability insurance equal to a single-limit of $1,000,000.00.

VIII. Legal Notice. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered electronically and deposited in the United States Postal Service via priority mail. All notices required or permitted under this Agreement shall be sent to:

TO Organicell:

Albert Mitrani

Albert@organicell.com

Tel: 760 709 2510

Ian Bothwell

ian@organicell.com

Tel: 310 200 9741

TO Assure:

Aisha Khan

akhan@assureimmune.com

Tel: 305 783 8548

Xiumin Xu

Xiumin@assureimmune.com

Tel: 561 221 7522

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IX. Non-Compete. During the term of this Agreement, and for the maximum term allowed under State and Federal laws following its termination, Assure shall not engage in any activity that would compete in any way whatsoever with the activities of the Client in which Assure was or is involved, or where Assure gained confidential or sensitive information of the Client, directly or indirectly through the delivery of the Services.

X. Non-Solicitation. During the term of this Agreement, and for the maximum term allowed under State and Federal laws following its termination (“Solicitation Period”), Assure shall not, without the written consent of the Client, directly or indirectly, solicit or attempt to solicit any person who was:

(a) A customer of the Client as of the date of this Agreement was terminated;

(b) A customer of the Client at any time within the Solicitation Period immediately before the date of the termination of this Agreement;

(c) Solicited as a prospective customer by the Client at any time during the provision of Services under this Agreement, should Assure have had knowledge of this pursuit; or

(d) An employee, contractor or partner of the Client as of the date this Agreement was terminated or within the one-year period immediately before the date of the termination of this Agreement.

XI. Waiver of Contractual Right. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

XII. Independent Contractor Status. Assure, under the code of the Internal Revenue (IRS), is an independent contractor and neither Assure’s employees or contract personnel are, or shall be deemed, the Clients’ employees. In its capacity as an independent contractor, Assure agrees and represents:

a.) Assure has the right to perform Services for others during the term of this Agreement;

b.) Assure has the sole right to control and direct the means, manner, and method by which the Services required under this Agreement will be performed; Assure shall select the routes taken, starting and ending times, days of work, and order the work that performed;

c.) Assure has the right to hire assistant(s) as subcontractors or to use employees to provide the Services under this Agreement.

d.) Neither Assure nor Assure’s employees or personnel shall be required to wear any uniforms provided by the Client;

e.) Neither Assure nor Assure’s employees or personnel shall receive any training from the Client for the professional skills necessary to perform the Services required by this Agreement; and

f.) Neither Assure nor Assure’s employees or personnel shall be required by the Client to devote full-time to the performance of the Services required by this Agreement.

XIII. Payment of Taxes. Under this Agreement, the Client shall not be responsible for:

a.) Withholding FICA, Medicare, Social Security, or any other Federal or State withholding taxes from Assure’s payments to employees or personnel or make payments on behalf of Assure;

b.) Making Federal and/or State unemployment compensation contributions on Assure’s behalf; and

XIV. Employees' Compensation. Assure shall be solely responsible for the following if it is applicable:

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a.) Employee Benefits. Assure understand and agree that they are solely responsible and shall be liable to all benefits that are provided to their employees including, but not limited to, retirement plans, health insurance, vacation time-off, sick pay, personal leave, or any other benefit provided.

b.) Unemployment Compensation. Assure shall be solely responsible for the unemployment compensation payments on behalf of their employees and personnel. Assure shall not be entitled to unemployment compensation with the Services performed under this Agreement.

c.) Workers’ Compensation. Assure shall be responsible for providing all workers' compensation insurance on behalf of their employees. If Assure hire employees to perform any work under this Agreement, Assure agrees to grant workers' compensation coverage to the extent required by law. Upon request by the Client, Assure must provide certificates proving workers' compensation insurance at any time during the performance of the Services.

XV. Indemnity. Assure and Client shall both release, defend, indemnify, and hold harmless the Client and Assure and their officers, agents, and employees from all suits, actions, or claims of any character, name, or description including reasonable attorney fees, brought on account of any injuries or damage, or loss (real or alleged) received under this Agreement.

XVI. Confidentiality & Proprietary Information. Assure acknowledge that it will be necessary for the Client to disclose certain confidential and proprietary information to Assure in order for Assure to perform their duties under this Agreement. Assure acknowledge that disclosure to a third (3rd) party or misuse of this proprietary or confidential information would irreparably harm the Client. Accordingly, Assure will not disclose or use, either during or after the term of this Agreement, any proprietary or confidential information of the Client without the Client's prior written permission except to the extent necessary to perform the Services on the Client's behalf.

Proprietary or confidential information includes, but is not limited to:

a.) The written, printed, graphic, or electronically recorded materials furnished by Client for Assure to use;

b.) Any written or tangible information stamped "confidential," "proprietary," or with a similar legend, or any information that Client makes reasonable efforts to maintain the secrecy of, including, but not limited to, strategic plans, product information, cost information, technical information, business plans or policies, concepts, ideas, concepts, experimental and research data; service techniques and protocols, business and marketing plans; information relating to financial information, pricing, cost and sales information, contractual arrangements (and other information about a party to this agreement), any of its subsidiaries’ and their affiliates’ actual and prospective employees, customers, suppliers and vendors, patents and patent applications, inventions and improvements (whether patentable or not), development projects, computer software and related documentation and materials, designs, practices, processes, methods, know-how, techniques and other facts relating to the actual or planned business operations of a party to this agreement, its subsidiaries and Affiliates; and all other trade secrets and information of a confidential and proprietary nature; and

c.) Information belonging to customers and suppliers of the Client about whom Assure gained knowledge as a result of Assure’s Services to the Client.

d.) Confidential Information does not, however, include information that Assure can demonstrate: (i) is now, or hereafter becomes, through no breach of this Agreement on the part of the Receiving Party, generally known or available to the public; (ii) was known by the Receiving Party before receiving such information from Disclosing Party; (iii) is hereafter rightfully obtained by Receiving Party from a third party, without breach of any obligation to Disclosing Party; or (iv) is independently developed by Receiving Party without use of or reference to the Confidential Information by persons who had no access thereto.

Upon termination of Assure’s Services to the Client, or at the Client's request, Assure shall deliver all materials to the Client in Assure’s possession relating to the Client's business. Assure acknowledge any breach or threatened breach of confidentiality under this Agreement will result in irreparable harm to the Client for which damages would be an inadequate remedy. Therefore, the Client shall be entitled to equitable relief, including an injunction, in the event of such breach or threatened breach of confidentiality. Such equitable relief shall be in addition to Client's rights and remedies otherwise available at law.

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Furthermore, proprietary information, under this Agreement, shall include:

e.) The product of all work performed under this Agreement ("Organicell Product"), including without limitation all notes, reports, documentation, drawings, computer programs, inventions, creations, works, devices, models, works-in-progress and deliverables, will be the sole property of the Client, and Assure hereby assign to the Client all right, title, and interest therein, including, but not limited to, all audiovisual, literary, moral rights and other copyrights, patent rights, trade secret rights, and other proprietary rights therein. Assure retain no right to use the Organicell Product and agrees not to challenge the validity of the Client's ownership in the Organicell Product;

f.) Assure hereby assigns to the Client all right, title, and interest in any and all photographic images and videos or audio recordings made by the Client during Assure’s work for them, including, but not limited to, any royalties, proceeds, or other benefits derived from such photographs or recordings; and

g.) The Client will not be entitled to use Assure’s name and/or likeness in advertising and other materials prior a writing approval from Assure.

This section shall survive for a period of three (3) years following the termination of this Agreement.

XVII. Intellectual Property Ownership.

Assure agrees that all intellectual property or products developed or created by the Client during the course of performing work for or on behalf of Client (collectively, the "Organicell Product") will belong exclusively to Client. Assure agrees to automatically assign, at the time of creation of the Organicell Product, without any requirement of further consideration, any right, title, or interest Assure may have in such Organicell Product, including any copyrights, patents, patentable material, trade secrets, trademarks or other intellectual property rights pertaining thereto. Upon request of Client, and at Client’s sole expense, Client will execute such relevant documents as may be necessary to perfect Client's interest or assignment in such intellectual property or products.

XVIII. Assignment and Delegation. Assure may assign rights and may delegate duties under this Agreement to other individuals or entities acting as a subcontractor ("Subcontractor"). Assure recognizes that they shall be liable for all work performed by the Subcontractor and shall hold the Client harmless of any liability in connection with their performed work.

Assure shall be responsible for any confidential or proprietary information that is shared with the Subcontractor in accordance with this section. If any such information is shared by the Subcontractor to third (3rd) parties, Assure shall be made liable.

XIX. Governing Law. This Agreement shall be governed under the laws in the State of Florida.

XX. Severability. This Agreement shall remain in effect in the event a section or provision is unenforceable or invalid. All remaining sections and provisions shall be deemed legally binding unless a court rules that any such provision or section is invalid or unenforceable, thus, limiting the effect of another provision or section. In such case, the affected provision or section shall be enforced as so limited.

XXI. Additional Terms and Conditions.

A. Scope of Services. The Parties agree that Assure Contracts are intended to provide that Assure perform their services to Organicell to the fullest extent reasonably practical. Assure are aware that the Client is relying on the expertise, experience, advice and direction of Assure associated with critical functional executive level roles of the Client as it relates to the oversight and management of the Client’s regulatory, research and development and laboratory operations, consistent with the Client’s corporate mission and strategies and subject to the resource limitations of the Client.

B. Non-disparagement. Both Assure and the Client agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Assure and the Client will respond accurately and fully to any question, inquiry or request for information when required by legal process.

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XXII. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. Photocopies, facsimile transmissions, or email transmissions of Adobe portable document format files (also known as "PDF" files) of signatures shall be deemed original signatures and shall be fully binding on the Parties to the same extent as original signatures.

XXIII. Amendments; Waivers. This Agreement may not be modified, amended or supplemented except by a written instrument signed by the Parties. In addition, no waiver of any provision of this Agreement shall be binding unless set forth in a writing signed by the Parties. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

XXIV. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

XXV. Entire Agreement. This Agreement, along with any attachments or addendums, represents the entire agreement between the parties. Therefore, this Agreement supersedes any prior agreements, promises, conditions, or understandings between the Client and Assure.

Signature Page Follows

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IN WITNESS WHEREOF, and intending to be legally bound hereby, Assure and the Client hereby execute the foregoing Agreement.

ORGANICELL REGENERATIVE MEDICINE, INC.

BY: _______________________________ Date ________________

Name:______________________________

Title:_______________________________

ASSURE IMMUNE L.L.C.

BY: _______________________________ Date ________________

Name:______________________________

Title:_______________________________

BY: _______________________________ Date ________________

Name:______________________________

Title:_______________________________

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